Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants of Camden National Corporation, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2009 with respect to the consolidated statements of condition of Camden National Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of the internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Camden National Corporation.

We also consent to the reference under the heading “Experts” in such Registration Statement.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine

January 22, 2010